NEWS RELEASE

FOR IMMEDIATE RELEASE

Synalloy Corporation Announces Sale of Its Blackman Uhler Specialties Chemicals Business

Spartanburg, South Carolina, October 5, 2009...Synalloy Corporation (Nasdaq:SYNL), a producer of stainless steel pipe, fabricator of stainless and carbon steel piping systems, and producer of specialty chemicals, announces that on October 2, 2009, the Company entered into an Asset Purchase Agreement with SantoLubes Manufacturing, LLC to sell the specialty chemical business of Blackman Uhler Specialties, LLC (“BU”), along with certain property, plant and equipment held by Synalloy Corporation, all located at the Spartanburg, SC location. The purchase price of approximately $11,200,000, payable in cash, was equal to the approximate net book values of the assets sold as of the date of sale, and the Company expects to record a modest loss of less than $250,000 resulting primarily from transaction fees and other costs related to the transaction. Divesting BU’s specialty chemicals business, having annual sales of approximately $14,500,000, will free up resources and working capital to allow further expansion into the Company’s metals businesses.

For more information about Synalloy Corporation, please visit our web site at www.synalloy.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

All statements contained in this release that are not historical facts are "forward-looking statements." The words "estimate," "project," "intend," "expect," "believe," "anticipate," "plan" and similar expressions identify forward-looking statements. The forward-looking statements are subject to certain risks and uncertainties, including without limitation those identified below, which could cause actual results to differ materially from historical results or those anticipated. Readers are cautioned not to place undue reliance on these forward-looking statements. The following factors could cause actual results to differ materially from historical results or those anticipated: adverse economic conditions, the impact of competitive products and pricing, product demand and acceptance risks, raw material and other increased costs, customer delays or difficulties in the production of products, unavailability of debt financing on acceptable terms and exposure to increased market interest rate risk, inability to comply with covenants and ratios required by our debt financing arrangements and other risks detailed from time-to-time in Synalloy's Securities and Exchange Commission filings. Synalloy Corporation assumes no obligation to update the information included in this release.

Contact:  Greg Bowie at (864) 596-1535